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                                   EXHIBIT 21
                                  SUBSIDIARIES



NAME                                                  STATE OF INCORPORATION


Gateway Bank & Trust Co.                              North Carolina


Gateway Capital Statutory Trust I                     Connecticut


Gateway Capital Statutory Trust II                    Delaware